Tactical Air Defense Services Receives $1 Million Financing Commitment

Carson City, NV- April 5, 2011 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an Aerospace/Defense Services contractor that offers tactical aviation services, aerial refueling, aircraft maintenance, and other Aerospace/Defense services to the United States and Foreign militaries and agencies, is pleased to announce that it is has executed a binding letter of intent (the “LOI”) with Cornucopia, Ltd. in connection with a $1,000,000 equity financing.

Pursuant to the LOI, Tactical Air Defense Services, Inc. (“TADF”) shall receive an initial tranche of $400,000, and up to an additional $600,000 of additional financing when requested by TADF and subject to further and final lender approval.

TADF intends to use the first tranche of $400,000 as a deposit for a certain military fighter aircraft that it intends to lease, as well as for other general business purposes.

TADF believes, but cannot guarantee, that said aircraft shall be operating in support of a tactical aviation contract within 60 days of execution of the lease, and shall generate revenues of between $2 million to $3 million per year.

Cornucopia, Ltd. is a merchant banking firm domiciled in the Turks and Caicos Islands, BVI, specializing in the financing of micro-cap growth companies.  Cornucopia, Ltd. was not a shareholder of TADF prior to this financing transaction.

Alexis C. Korybut, Chief Executive Officer of TADF, stated,  “We are very pleased to have closed this $1 million financing commitment with Cornucopia, Ltd.  We believe this financing will enable TADF to move forward with its business strategy, but also because it provides a strong vote of confidence in the future of TADF from a very prestigious funding source.  We look forward to working closely with Cornucopia, Ltd., and believe that their experience, their contacts, and their ability to further fund TADF, will make them a very valuable funding partner.”

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Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:
Gerald N. Kieft
The WSR Group
(772) 219-7525
IR@theWSRgroup.com
www.theWSRgroup.com